EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited Fiscal Third Quarter Results

CHICAGO, Nov. 14, 2017 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSEMKT:CUO) today reported net income of $835,000, or 50 cents per share for the third quarter ended September 30, 2017 compared to net income of $1,042,000, or 62 cents per share for the third quarter ended October 1, 2016.

Consolidated sales in the third quarter of 2017 were $38,627,000 or $980,000 (2.6%) higher than the third quarter of 2016. Sales in the Heating and Cooling segment increased $539,000 primarily due to improved fan-coil sales in the current third quarter compared to the prior year third quarter. The Door segment reported an increase of $469,000 in sales while the Evaporative Cooling segment reported a $73,000 increase. Sales in the Concrete, Aggregates and Construction Supplies (CACS) segment decreased slightly, 0.6%, in the third quarter of 2017 compared to the third quarter of 2016.

The operating income in the third quarter of 2017 was $1,318,000 compared to $1,361,000 in the third quarter of 2016. The CACS and Door segments both reported improved operating results. However, these improvements were more than offset by declines in the Heating and Cooling and Evaporative Cooling segments. Higher material costs, notably steel, and increased freight and labor expenses contributed to the decline in the Heating and Cooling segment’s third quarter operating income. The Evaporative Cooling segment incurred similar material cost increases as well as higher labor costs which led to its decline in operating income.

Interest income for the third quarter of 2016 included $252,000 received with the redemption of a preferred investment.

Consolidated sales in the first nine months of 2017 were $112,617,000, a decrease of $1,979,000 or 1.7% compared to the first nine months of 2016. Sales in the Door segment increased $353,000 primarily due to strong current year third quarter shipments. All other segments reported lower sales. Sales in the CACS segment decreased $1,617,000 due, in part, to a 2016 windmill job that was serviced by a portable plant which provided $2,837,000 in revenue during 2016. Sales in the Evaporative Cooling segment decreased by $684,000 (3.0%) attributable to lower unit volume while sales in the Heating and Cooling segment decreased $32,000 (less than 1.0%) as furnace sales improved, but fan-coil sales lagged prior year levels.

The operating income for the first nine months of 2017 was $2,362,000 compared to $5,043,000 in the first nine months of 2016. The most notable declines were in the Evaporative Cooling and Heating and Cooling segments, down $1,498,000 and $986,000, respectively. Higher materials and labor costs contributed to the declines in both segments. Additionally, aggressive pricing early in the year for fan-coil jobs and increased freight expense affected the Heating and Cooling segment’s operating results in 2017.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of September 30, 2017 and October 1, 2016 was 34.0%.

For further information, see the Company’s Form 10-Q report for the quarterly period ended September 30, 2017.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION SUMMARY OF SALES AND EARNINGS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Sales	$38,627,000	$37,647,000	$112,617,000	$114,596,000

Operating income	1,318,000	1,361,000	2,362,000	5,043,000

Interest income	18,000	285,000	50,000	293,000

Interest expense	(98,000)	(83,000)	(272,000)	(299,000)

Other income, net	28,000	16,000	44,000	41,000

Income before income taxes	1,266,000	1,579,000	2,184,000	5,078,000

Provision for income taxes	431,000	537,000	743,000	1,727,000

Net income	$835,000	$1,042,000	$1,441,000	$3,351,000

Net income per basic and diluted share:	$.50	$.62	$.86	$2.01

Average shares outstanding	1,682,000	1,672,000	1,679,000	1,669,000

Contact: Mark S. Nichter
(312) 541-7207